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Exhibit 10.3

October 19, 2004

HAND DELIVERED
PERSONAL AND CONFIDENTIAL

Mr. John J. Schickling
12 Laurel Hollow
Boxford, MA 01921

Dear John:

        This letter summarizes the terms of your termination from employment with Phase Forward Incorporated ("Phase Forward" or the "Company") (hereinafter the "Agreement").

        1.    Status:    The Company accepts your resignation as an officer of the Company and any of its subsidiaries, including your position as Senior Vice President and Chief Financial Officer of the Company. You and the Company have agreed that the resignation will take place pursuant to the terms of this provision. Effective November 10, 2004, you will be relieved of all duties as Senior Vice President and Chief Financial Officer and you will formally submit your resignation as an officer of the Company. Until that time you shall continue to be responsible for all of your current duties as Senior Vice President and Chief Financial Officer, including for purposes of the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2004, and all evaluations and certifications related thereto. Between November 10, 2004 and December 31, 2004, you will remain employed by the Company for the purpose of assisting in the transition of the Chief Financial Officer's responsibilities to your successor (the "Transition Period"). Your employment with the Company will be terminated effective December 31, 2004 (the "Termination Date"). The Company reserves the right to immediately terminate your employment if you do not perform in a satisfactory and cooperative manner during the Transition Period.

        (a)    Salary and Benefits.    As of the Termination Date, your salary and benefits will cease, and any entitlement you have or might have under any and all Company-provided benefit plans, programs and practices will terminate, except as required by federal or state law, or as otherwise described herein. You will receive payment for all days of your accrued, but unused, vacation and your salary earned through the Termination Date, as well as reimbursement in accordance with Company policy for legitimate and reasonable business expenses for which you provide satisfactory documentation.

        (b)    Other Agreements.    For avoidance of doubt, the Termination Date shall be the date of the cessation of your employment with the Company for all purposes under each of the following agreements between you and the Company: the Nondisclosure, Nonsolicitation, and Noncompetition Agreement, dated January 10, 2001 (the "Nondisclosure, Nonsolicitation, and Noncompetition Agreement"); the Incentive Stock Option Grant Agreement for the January 11, 2001 grant of 68,333 incentive stock (the "Option Agreement"); the Stock Option Grant Certificate for the September 11, 2001 grant of 51,200 options; the Stock Restriction Agreement, dated November 2, 2001; the Stock Restriction Agreement, dated November 27, 2001 (together with the November 2, 2001 Stock Restriction Agreement, the "Stock Restriction Agreements"); and the Stock Option Grant Certificate for the March 2, 2004 grant of 35,000 options, including the addendum thereto of the same date (together with the Option Agreement and the Stock Option Grant Certificates referred to above, the "Option Agreements").

        2.    Consideration:    In consideration for: (i) your execution of this Agreement; and (ii) your compliance with Sections 5 through 9 below, the Company will provide you with the following consideration, which you are not otherwise entitled to receive and which the Company will provide you solely in consideration for your execution and performance of this Agreement after the expiration of the seven (7) day revocation period set forth in Section 11 below:

        (a)    Transition Period Salary and Benefits.    Notwithstanding the reduction in your responsibilities, you will be eligible to continue to receive your current base salary and to participate in all employee benefit programs during the Transition Period, including health insurance, vacation accrual and stock option plans, pursuant to the terms of any such plans. However, as of November 10, 2004, you will no longer be eligible to participate in, or receive, any bonuses or monetary compensation other than your base salary.

        (b)    Severance Pay.    Subject to subparagraph (h) below, the Company will pay you severance pay equal to four (4) months of your current base salary (for a total of Sixty-Three Thousand Three Hundred and Thirty-three Dollars ($63,333), less applicable taxes) in twice-monthly installments over a four month period in accordance with the Company's normal payroll practices. The first installment of severance pay will be paid to you on the first regularly scheduled payday following the Termination Date.

        (c)    Bonus.    You became ineligible to receive an annual bonus upon submission of your resignation. Subject to subparagraph (h) below, the Company will nonetheless make an annual bonus payment to you of Fifty-Two Thousand Two Hundred and Fifty Dollars ($52,250), less applicable taxes, to be paid in eight equal installments in conjunction with the severance payments.

        (d)    Acceleration of Stock Options.    Subject to subparagraph (h) below, effective upon the Termination Date, all options previously granted to you which are then unvested will be accelerated and will become immediately vested and exercisable. In accordance with the terms of the Amended and Restated Phase Forward 1997 Stock Option Plan, you will have ninety (90) days from the Termination Date to exercise any unexercised options.

        (e)    Non-Exercise of the Company's Right to Repurchase Stock.    Subject to subparagraph (h) below, if you sign and return this Agreement to the Company, and do not exercise your right to revoke the Agreement under Section 11 below, the Company will waive its right to exercise the option to purchase shares under Section 3 of the Stock Restriction Agreements (the "Repurchase Right"). For avoidance of doubt, if you do not sign and return this Agreement to the Company within the 21-day review period, or if you revoke this Agreement in accordance with Section 11 below, the Company reserves its right to exercise the Repurchase Right.

        (f)    COBRA.    Subject to subparagraph (h) below, if you elect to continue health coverage under Phase Forward's health plan in accordance with the continuation requirements of COBRA, Phase Forward will pay for the cost of said coverage until April 30, 2005. Alternatively, if you do not elect COBRA coverage as provided above, Phase Forward will pay you $88 per month for four (4) months after December 31, 2004 toward medical insurance coverage of your choosing. Thereafter, you are entitled to elect health coverage under Phase Forward's health plan in accordance with the continuation requirements of COBRA, at your own expense, subject to compliance with applicable notice requirements and provided all eligibility requirements are met.

        (g)    Taxes.    The payments and benefits provided to you under this Section are subject to applicable federal, state and/or local withholding, payroll and other taxes.

        (h)    Non-Entitlement.    The Company's obligation to provide the benefits under subparagraphs (b), (c), (d), (e) and (f) are subject to, and conditioned upon, your execution on (but not before) December 31, 2004 of a full release of claims satisfactory to the Company in the form attached hereto as Attachment A releasing it and its employees and agents from any claims arising from or related to your employment or severance from employment with the Company, including any claims arising from this Agreement. This release is separate from and in addition to the release of claims set forth in Sections 3 and 4 below.

        3.    Release:

        (a)   In exchange for the consideration described in Section 2, and other good and valuable consideration, the receipt of which is hereby acknowledged, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company Releasees (defined as Phase Forward, its predecessors, successors, parents, subsidiaries, divisions, affiliates, assigns, and its and their current and former shareholders, directors, officers, employees, attorneys and/or agents, both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, including, without limitation, all claims that arise out of your employment with and/or termination from the Company. This release is intended by you to be all encompassing and to act as a full and total release of any claims you have, may have or have had against the Company Releasees, including, but not limited to, any federal or state law or regulation dealing with either employment, employment discrimination and/or employment benefits such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service; any contract, whether oral or written, express or implied; any tort; or any common law claim. Notwithstanding the foregoing, the October 27, 2003 Indemnification Agreement (the "Indemnification Agreement") between the Company and you shall remain in full force and effect.

        (b)    Accord and Satisfaction:    The amounts set forth above in Sections 1 and 2 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees, including, without limitation, all claims for wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, all other forms of compensation or benefits, attorney's fees, or other costs or sums.

        4.    Waiver of Rights and Claims Under the Age Discrimination and Employment Act of 1967:    Since you are 40 years of age or older, you have been informed and agree that you:

        (a)   have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (the "ADEA");

        (b)   are, in consideration for the payments and benefits described in Section 2, which you are not otherwise entitled to receive, specifically and voluntarily waiving such rights and/or claims you might have against the Company Releasees under the ADEA to the extent such rights and/or claims arose prior to or on the date this Agreement was executed;

        (c)   understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

        (d)   were advised when presented by the Company with the original draft of this Agreement that you had at least twenty-one (21) days within which to consider this Agreement, and you acknowledge that you have not been subject to any undue or improper influence interfering with the exercise of your free will in executing this Agreement;

        (e)   have been advised in writing to consider the terms of this Agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement; and

        (f)    the 21-day review period will not be extended by any revisions which might be made to this Agreement.

        5.    Company Files, Documents and Other Property:    No later than the Termination Date, you will return to Phase Forward all Company property and materials. You agree that in the event that you discover any Company property and materials in your possession after the Termination Date, you will immediately return such materials to the Company.

        6.    Future Conduct:

        (a)    Confidentiality:    Except as required pursuant to legal process and unless publicly disclosed by the Company pursuant to regulatory requirements, you will not discuss or otherwise reveal any of the terms of this Agreement with anyone except your immediate family and accountants or attorneys when such disclosure is necessary for the accountants and attorneys to render professional services. Prior to any such disclosure that you may make, you shall secure from your attorney or accountant their agreement to maintain the confidentiality of such matters.

        (b)    Non-Disparagement:    You agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; the business affairs or the financial condition of the Company; or the circumstances surrounding your employment and/or separation of employment from the Company. Phase Forward agrees to take reasonable actions necessary to ensure that its executive officers do not knowingly make comments that they have reason to believe would have a significant adverse impact on your reputation or goodwill.

        (c)    Ability to Seek Remedies:    Nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, notwithstanding this provision, you will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding relating to the Company Releasees in which you do so participate.

        (d)   The Company will not oppose any application you may file for unemployment insurance benefits.

        7.    Confidential Information/Noncompetition/Non-Solicitation:    You acknowledge your confidentiality, noncompetition and nonsolicitation obligations set forth in the Nondisclosure, Nonsolicitation, and Noncompetition Agreement, which obligations survive the termination of your employment. A copy of your Nondisclosure, Nonsolicitation, and Noncompetition Agreement is being provided to you herewith.

        8.    Breach of Agreements:    You acknowledge and agree that if the Board of Directors determines, in good faith and in its reasonable discretion, that you have breached this Agreement or any of your post-employment obligations under the Nondisclosure, Nonsolicitation, and Noncompetition Agreement, the Company may immediately cease payment of all severance and/or benefits and will no longer be subject to the obligations described in Section 2 of this Agreement. This Agreement in all other respects, including, but not limited to, the Release provisions set forth in Sections 3 and 4, shall remain in full force and effect. This cessation of severance and/or benefits or termination of obligations shall be in addition to, and not as an alternative to, any other remedies in law or in equity available to the Company, including the right to seek specific performance or an injunction.

        9.    Further Assurances:    You further agree to cooperate fully, at the request of the Company, to promptly sign, execute, make and do all such deeds, acts and things as the Company may reasonably request, which may be necessary or appropriate to effectuate the termination of your employment and affiliation with the Company, its subsidiaries and affiliates. You also agree to make yourself available and to cooperate fully with the Company and its counsel at any time after the termination of your employment with respect to any actual or threatened litigation involving Phase Forward.

        10.    Representations and Governing Law:

        (a)   This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, with respect to your employment and termination thereof, including, without limitation, (i) the letter dated January 2, 2001 from the Company and addressed to you, which letter shall have no force or effect, and (ii) the Executive Agreement signed by you April 10, 2004, which agreement shall have no force or effect. Notwithstanding the foregoing, the Nondisclosure, Nonsolicitation, and Noncompetition Agreement; the

Stock Restriction Agreements; the Option Agreements; and the Indemnification Agreement shall remain in full force and effect according to their terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Company and you.

        (b)   If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.

        (c)   This Agreement shall be made and entered into in the Commonwealth of Massachusetts. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state.

        (d)   You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company's successors and assigns.

        11.    Effective Date:    After signing this Agreement, you may revoke it for a period of seven (7) days following said execution by providing written notice of your revocation to D. Ari Buchler, Esq., General Counsel, by hand delivery, facsimile (781-902-4391) or mail to be received by the Company within the seven day period. The Agreement shall not become effective or enforceable until this revocation period has expired (the "Effective Date").

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        If this Agreement correctly states the understanding that has been reached, please indicate your acceptance by signing both copies of this letter and returning one of them to the General Counsel of the Company.

PHASE FORWARD INCORPORATED
/s/ ROBERT K. WEILER

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, THAT YOU FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT YOU ARE VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS ATTORNEYS WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

        Executed as a sealed instrument this 21st day of October, 2004.

/s/ JOHN J. SCHICKLING John J. Schickling

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,
 PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

        I, John J. Schickling, acknowledge that I was informed and understand that I have at least twenty-one (21) days within which to consider the attached separation letter agreement and release, have been advised of my right to consult with an attorney regarding such agreement and have considered carefully every provision of the agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the agreement prior to the expiration of the 21-day period.

Dated:	October 21, 2004	/s/ JOHN J. SCHICKLING John J. Schickling
Dated:

Witness

Attachment A

RELEASE

        WHEREAS, Phase Forward Incorporated (the "Company") and John J. Schickling entered into a separation agreement and release on October 19, 2004 (the "Separation Agreement");

        WHEREAS, the Company's obligation to pay Schickling the severance payments and benefits set forth in the Separation Agreement is conditioned upon Schickling's execution of this Release;

        WHEREAS, Schickling wishes to comply with his obligations under the Separation Agreement and to receive payment of the severance payments and benefits; and

        NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the Company and Schickling agree as follows:

        1.    Termination Date:    Pursuant to Section 1 of the Separation Agreement, Schickling's employment with the Company will terminate effective December 31, 2004 (the "Termination Date"). On the Termination Date, the Company shall pay Schickling his (i) base salary payments to the extent earned but unpaid as of the Termination Date, (ii) accrued but unused vacation up to and through the Termination Date, and (iii) previously unreimbursed businesses expenses reasonably incurred by Schickling up to and through the Termination Date, subject to his compliance with the Company's expense reimbursement policy. The Termination Date shall be the date of the "qualifying event" under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and the Company will present Schickling with COBRA information under separate cover.

        2.    Severance Payments and Benefits:    Pursuant to the Separation Agreement, the Company will pay the severance payments and related benefits following the Termination Date subject to Schickling's execution of this Release and subject to the other terms and conditions set forth in the Separation Agreement.

        3.    Release:    In exchange for the severance payments and benefits described in Section 2 of the Separation Agreement, which are expressly conditioned upon Schickling's execution of this Release, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Schickling and his representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company Releasees (defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, including, without limitation, all claims which arise out of Schickling's employment with, change in employment status with, and/or separation of employment from, the Company. This release is intended by Schickling to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that Schickling may have or have had against the Company Releasees arising from conduct occurring up to and through the date of execution of this Release, including, but not limited to, any claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; any contract, whether oral or written, express or implied; any tort; any claim for equity or other benefits; or any other statutory and/or common law claim.

        4.    Accord and Satisfaction:    Schickling's receipt of (i) the payments described in Section 1 of this Release and (ii) the severance payments and benefits described in Section 2 of this Release shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to Schickling, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, relocation costs, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums.

        5.    Waiver of Rights and Claims Under the Age Discrimination and Employment Act of 1967:    Since Schickling is 40 years of age or older, he has been informed and agrees that he:

        (a)   has or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (the "ADEA");

        (b)   is, in consideration for the payments and benefits described in Section 2, which Schickling is not otherwise entitled to receive, specifically and voluntarily waiving such rights and/or claims he might have against the Company Releasees under the ADEA to the extent such rights and/or claims arose prior to or on the date this Agreement was executed;

        (c)   understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by him;

        (d)   were advised when presented by the Company with the original draft of this Agreement that he had at least twenty-one (21) days within which to consider this Agreement, and he acknowledges that he has not been subject to any undue or improper influence interfering with the exercise of his free will in executing this Agreement;

        (e)   has been advised in writing to consider the terms of this Agreement carefully and consult with or seek advice from an attorney of his choice or any other person of his choosing prior to executing this Agreement; and

        (f)    the 21-day review period will not be extended by any revisions which might be made to this Agreement.

        6.    Representations and Governing Law:

        (a)   This Release and the Separation Agreement set forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, except the Nondisclosure, Nonsolicitation and Noncompetition Agreement dated January 10, 2001 (referenced in Section 7 of the Separation Agreement), any stock option or stock restriction agreement(s) that Schickling has with the Company and the October 27, 2003 Indemnification Agreement between Schickling and the Company, each of which shall remain in full force and effect in accordance with their respective terms.

        (b)   If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

        (c)   This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other shall be commenced and maintained in state or federal court located in Massachusetts, and Schickling hereby submits to the jurisdiction and venue of any such court.

        (d)   Schickling may not assign any of his rights or delegate any of his duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company's successors and assigns.

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        7.    Effective Date:    After signing this Agreement, Schickling may revoke it for a period of seven (7) days following said execution by providing written notice of his revocation to D. Ari Buchler, Esq., General Counsel, by hand delivery, facsimile (781-902-4391) or mail to be received by the Company within the seven day period. The Agreement shall not become effective or enforceable until this revocation period has expired (the "Effective Date").

        IN WITNESS WHEREOF, the Company and Schickling hereby execute this Release.

THE PARTIES REPRESENT THAT THEY HAVE READ THE FOREGOING AGREEMENT, THAT THEY FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT THEY AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, THE PARTIES DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE OTHER WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

John J. Schickling	Phase Forward Incorporated

Date	Date

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  Exhibit 10.3